Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aviat Networks, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333‑178467, 333-163542 and 333-140442) on Form S-8 of Aviat Networks, Inc. of our report dated December 19, 2014, with respect to the consolidated balance sheets of Aviat Networks, Inc. as of June 27, 2014 and June 28, 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended June 27, 2014, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 27, 2014, which report appears in the June 27, 2014 annual report on Form 10-K of Aviat Networks, Inc.
Our report dated December 19, 2014, on the effectiveness of internal control over financial reporting as of June 27, 2014, expresses our opinion that Aviat Networks, Inc. did not maintain effective internal control over financial reporting as of June 27, 2014, because of the effect of material weaknesses pertaining to the Company’s control environment, risk assessment activities, monitoring activities, information and communication activities, as well as the design and operating effectiveness of controls related to manual journal entries, account reconciliations, and revenue recognition on percentage-of-completion contracts.

/s/ KPMG LLP
Santa Clara, California
December 19, 2014